Exhibit 99.1

     FOR IMMEDIATE RELEASE

COINMACH SERVICE CORP. ANNOUNCES OVERALLOTMENT OPTION
EXERCISE FOR 578,199 IDSs

     PLAINVIEW, N.Y., December 17, 2004 — Coinmach Service Corp. (the “Company”) (AMEX: “DRY”) today announced that the underwriters of its initial public offering of income deposit securities (“IDSs”) exercised a portion of their overallotment option to purchase additional IDSs, and will purchase an additional 578,199 IDSs at the initial public offering price of $13.64 per IDS, less the underwriters’ discount. Each IDS represents one share of Class A common stock and $6.14 principal amount of 11.0% senior secured notes due 2024.

     Coinmach Laundry Corporation, a wholly-owned subsidiary of the Company, will use the net proceeds to redeem certain of its outstanding preferred stock from existing financial investors and other current stockholders.

     Merrill Lynch & Co. acted as sole book-running manager and Jefferies & Company, Inc. and Citigroup acted as joint lead managers of our initial public offering.

     Copies of the final prospectus relating to the offering may be obtained by contacting Merrill Lynch & Co., 4 World Financial Center, New York, NY 10080.

     The Company, through its operating subsidiaries, is the leading supplier of outsourced laundry equipment services for multi-family housing properties in North America. The Company’s core business involves leasing laundry rooms from building owners and property management companies, installing and servicing laundry equipment, collecting revenues generated from laundry machines, and operating retail laundromats.

     Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with the Securities and Exchange Commission.

Contact:	Coinmach Service Corp. Robert M. Doyle (516) 349-8555